EXHIBIT 4.1

CERTIFICATE OF DESIGNATIONS OF

SERIES E CONVERTIBLE PREFERRED STOCK OF

ONAR HOLDING CORPORATION

A Nevada Corporation

Section 1. Designation and Amount. The shares of the Class of Preferred Stock of ONAR Holding Corporation, a Nevada corporation (OTCQB: ONAR) (the “Company”) hereby and herein created shall have a par value of one-tenth of a cent ($0.001) per share and shall be designated as Series E Preferred Stock (the “Series E Preferred Stock”) with a face value of One Thousand Dollars ($1,000) per share (“Face Value”), and the number of shares constituting the Series E Preferred Stock shall be six thousand (6,000).

Section 2. Rank. The Series E Preferred Stock shall rank: along side of the Common Stock of the Company (“Common Stock”) as if fully converted.

Section 3. Dividends. The Series E Preferred Stock shall accrue dividends at a rate per annum of eight percent (8%) of the Face Value per share, payable in additional shares of Common Stock upon conversion as set forth in Section 5(a) below.

Section 4. Liquidation/Merger Preference. Upon any distribution of the assets of the Company available for distribution to its stockholders in connection with any voluntary or involuntary liquidation, dissolution or winding up of the Company (any such event, a “Liquidation”), the shares of Series E Preferred Stock will be treated as if they had been converted to Common Stock pursuant to the terms of this Certificate of Designations immediately prior to such Liquidation, without regard to any limitations on conversion set forth herein or otherwise and without regard as to whether sufficient shares of Common Stock are available out of the Company’s authorized but unissued stock for the purpose of effecting the conversion of the Series E Preferred Stock.

Section 5. Conversion of Preferred Shares to Common. The Series E Preferred Stock shall be convertible into shares of Common Stock of the Company as follows:

(a) Voluntary Conversion; Mechanics of Conversion. Following an increase in the number of authorized shares of Common Stock of the Company by at least one hundred fifty million (150,000,000) additional shares, each holder of Series E Preferred Stock (each, a “Holder” and collectively, the “Holders”) may, in such Holder’s sole discretion, convert each share of Series E Preferred Stock it holds into a number of shares of Common Stock equal to (i) (A) the Face Value plus (B) the amount of accrued dividends in respect of such share of Series E Preferred Stock, divided by (ii) (A) the closing market price of the Common Stock on the principal trading market for the Common Stock one (1) trading day immediately prior to the applicable date of issuance, multiplied by (B) 75% (the product obtained from (A) multiplied by (B), the “Conversion Price”), rounded down to the nearest whole share; provided, however, no Holder may convert the Series E Preferred Stock it holds if such conversion would result in such Holder beneficially owning five percent (5%) or more of the outstanding Common Stock of the Company. In the event a Holder desires to exercise its conversion rights hereunder, such Holder shall notify the Company by submitting a notice, in the form attached hereto as Exhibit A (the “Conversion Notice”).

(b) Adjustments for Stock Splits and Reverse Splits. In the event of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, or other similar event, the number of shares of Common Stock into which each share of Series E Preferred Stock is convertible shall be appropriately adjusted to reflect such event. The adjustment shall ensure that the conversion rights of the Holders set forth herein are neither diminished nor enhanced as a result of such events.

(c) Administration.

(i) Lost or Stolen Certificates. Prior to receipt of a Conversion Notice, upon receipt by the Company of evidence of the loss, theft, destruction, or mutilation of any certificate representing shares of the Series E Preferred Stock (the “Preferred Stock Certificates”), and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Company shall not be obligated to re-issue such lost or stolen Preferred Stock Certificates on or subsequent to receipt of a Conversion Notice, as such shares of Series E Preferred Stock will have been converted into Common Stock of the Company.

(ii) Delivery of Common Stock Upon Conversion. The Company’s then acting transfer agent (the “Transfer Agent”) shall, no later than the close of business on the third (3rd) business day (the “Deadline”) after receipt of a duly completed and executed Conversion Notice, send notice to such Holder via electronic mail a statement showing that such shares of Common Stock have been issued in the name of the Holder and that any converted shares of Series E Preferred Stock are canceled. The Holders shall also be entitled to the equitable remedy of specific performance to enforce the delivery requirements upon conversion of Series E Preferred Stock.

(iii) No Fractional Shares. If any conversion of the Series E Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded, and the number of shares of Common Stock issuable upon conversion in the aggregate, shall be rounded up to the nearest whole share.

(d) Conversion Price Reset; Anti-Dilution Protections.

(i) In the event the closing market price of the Common Stock on the principal trading market for the Common Stock is less than the Conversion Price as of any annual anniversary of an applicable closing (the “Current Market Price”), then the Conversion Price shall be reset to such Current Market Price.

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(ii) If the Company at any time or from time to time after the applicable date of issuance of the Series E Preferred Stock issues additional shares of equity securities or Convertible Securities (as defined herein) of the Company for consideration per share (in the case of Convertible Securities, on an as converted basis) less than the then applicable Conversion Price (the “New Issuance Price”), then the Conversion Price for the Series E Preferred Stock shall be automatically adjusted to equal the New Issuance Price, effective immediately upon the issuance of such additional shares; provided, however that no adjustment shall be made in respect of the issuance of equity securities or Convertible Securities (A) pursuant to the Company’s 2025 Omnibus Incentive Plan or any successor plan (or a bona fide inducement grant to new employees outside of any such plan), (b) upon the conversion of any Convertible Securities issued and outstanding on date hereof, (c) in connection with acquisitions, asset purchases, licenses, joint ventures, technology license agreements, collaborations or strategic transactions, or (d) to financial institutions or lessors in connection with credit or lending arrangements, equipment financings or lease arrangements. For purposes of this Agreement, “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible or exchangeable for Common Stock.

Section 6. Status of Converted Stock. Once the shares of Series E Preferred Stock shall be converted or canceled pursuant to the receipt of a Conversion Notice pursuant to Section 5(a) hereof, the shares shall be canceled and shall return to the status of authorized but unissued Preferred Stock of no designated class and shall not be issuable by the Company as Series E Preferred Stock.

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EXHIBIT A

NOTICE OF CONVERSION

The undersigned (“Holder”) hereby irrevocably elects to convert their Series E Preferred Stock (Certificate No. ______ or book-entry position) into shares of Common Stock of ONAR Holding Corporation (the “Issuer”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Certificate of Designations of Series E Convertible Preferred Stock of the Issuer.

The Issuer shall cause the Transfer Agent to issue one or more certificates as directed by Holder for the number of shares of Common stock set forth below (which numbers are based on the holder’s calculation below) in the name(s) specified immediately below:

Holder’s Name: _________________________________________________________________

Holder’s SSN/Tax ID #: ___________________________________________________________

Holder’s Address: _______________________________________________________________

The Holder represents and warrants that all offers and sales by the Holder of the securities issuable to the Holder upon conversion of the Series E Preferred Stock shall be made pursuant to registration of the securities under the Securities Act of 1933, as amended (the “Act”), or pursuant to an exemption from registration under the Act.

Date to Effect Conversion: ________________________________________________________

Number of shares of Preferred Stock being converted: ___________________________________

Number of shares of Common Stock to be issued: _______________________________________

Please send the common stock certificate to ___________________________________________

___________________________________________

(Holder’s Signature)

Print name: __________________________________

Phone: _____________________________________

E-mail: ______________________________________

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